Exhibit (a)(5)(H)

PRESS RELEASE

December 4, 2015

PKN ORLEN EXTENDS OFFER TO ACQUIRE FX ENERGY, INC.

WARSAW, Poland — December 4, 2015 — Polski Koncern Naftowy Orlen S.A. (WSE: PKN) (“PKN ORLEN”) announced today that its indirectly wholly-owned subsidiary, Kiwi Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of ORLEN Upstream Sp. z o.o., a Polish private limited company (“Parent”), has extended the expiration of its cash tender offer (the “Tender Offer”) for all issued and outstanding shares of common stock of FX Energy, Inc. (NASDAQ: FXEN) (the “Company”). The Tender Offer is being made pursuant to an Offer to Purchase dated October 27, 2015 (the “Offer to Purchase”) and in connection with an Agreement and Plan of Merger dated as of October 13, 2015 CET (October 12, 2015 MST). PKN ORLEN and the Company first announced this transaction on October 13, 2015.

The Tender Offer, which was previously scheduled to expire at 12:01 a.m., Eastern Time, on Saturday, December 5, 2015, is being extended in accordance with the Merger Agreement until 12:01 a.m., Eastern Time, on Tuesday, December 8, 2015 (unless further extended) to provide the holders of Shares with additional time to consider the Offer.  Except for the extension of the Tender Offer, all other terms and conditions of the Tender Offer remain unchanged.

About PKN ORLEN

PKN ORLEN (WSE: PKN) is one of the largest petroleum and petrochemical corporations in Central and Eastern Europe and the largest one in Poland in terms of revenues. For the year ended December 31, 2014, PKN ORLEN reported consolidated revenue of approximately USD 33 billion and consolidated assets of approximately USD 13 billion. PKN ORLEN is one of the blue chip stocks traded on the Warsaw Stock Exchange and its market capitalization as of December 3, 2015 was approximately USD 9.3 billion. PKN ORLEN operates six refineries and the region’s largest network of service stations located in Poland, the Czech Republic, Germany and Lithuania. PKN ORLEN also processes crude oil into gasoline, diesel oil, fuel oil and aviation fuel, is a leading producer of petrochemicals, and its products are used as basic feedstocks by a large number of chemical companies across the region. PKN ORLEN and its subsidiaries employ more than 20,000 people. For more information, visit www.orlen.pl.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The Tender Offer is being made pursuant to a Tender Offer Statement (including an Offer to Purchase, Letter of Transmittal and related tender offer documents), which was filed by Merger Sub, a wholly-owned subsidiary of Parent and an indirectly wholly-owned subsidiary of PKN ORLEN with the U.S. Securities and Exchange Commission (the “SEC”) on October 27, 2015, as amended. In addition, on October 27, 2015, the Company filed a Solicitation/Recommendation Statement on Schedule 14d-9 with the SEC related to the Tender Offer. The Tender Offer Statement, Offer to Purchase, Letter of Transmittal, Solicitation/Recommendation Statement and related documents contain important information that should be read carefully before any decision is made with respect to the Tender Offer. These materials are available at no charge on the SEC’s web site at www.sec.gov. The Tender Offer Statement and related materials may be obtained for free by directing a request by mail to Georgeson, Inc., 480 Washington Boulevard, 26th Floor Jersey City, NJ 07310 or by calling toll-free in the United States (888) 663-7851.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction and the ability of the parties to complete the transaction.

PKN ORLEN is not obligated to, and undertakes no obligation to, publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this document. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Statements regarding the expected date of closing of the Tender Offer are forward-looking statements and are subject to risks and uncertainties including among others: uncertainties as to the timing of the Tender Offer and the satisfaction of closing conditions, including the receipt of regulatory approvals. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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